Exhibit 2.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of December 19, 2018 (this “Agreement”), is made and entered into by and among Pledge Petroleum Corp., a Delaware corporation (“PLEDGE” or the “Company”) on the one hand; and Renewable Technology Solutions Inc., a Tennessee corporation (“RTS”) and the Stockholder of RTS listed on Exhibit A attached hereto (the “RTS Stockholder”) (as hereinafter defined), on the other hand.

RECITALS

WHEREAS, PLEDGE desires to acquire 100% of the issued and outstanding shares of RTS by means of a share exchange with the RTS Stockholder (the “Share Exchange”), upon the terms and conditions hereinafter set forth in this Agreement; and

WHEREAS, the RTS Stockholder holds one thousand (1,000) shares of RTS's common stock, no par value per share, which represents l00% of the issued and outstanding equity of RTS (the “RTS Shares”); and

WHEREAS, following the Share Exchange, RTS will become a wholly owned subsidiary of PLEDGE, and the RTS Stockholder that owns all of the equity of RTS immediately prior to closing will become a stockholder of PLEDGE; and

WHEREAS, it is intended by the parties hereto that the Agreement shall constitute a tax- free reorganization within the meaning of Section 368 of the Internal Revenue Code.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

THE SHARE EXCHANGE

1.1        The Share Exchange. Upon the terms and subject to the conditions hereof the parties shall do the following:

(a)        Simultaneously with the execution of this Agreement (as hereinafter defined), the RTS Stockholder will deliver to the Company the share certificates evidencing the one thousand (1,000) RTS Shares together with stock powers executed by Christopher Headrick transferring ownership of such certificates to the Company, which shall constitute 100% of the issued and outstanding equity of RTS.

(b)       In exchange for 100% of the RTS shares (i) simultaneously with the execution of this Agreement, PLEDGE will issue and deliver to the RTS Stockholder a stock certificate registered in the name of the RTS Stockholder for 250,000,000 shares of its common stock (the “PLEDGE Common Shares”) , and (ii) immediately after fulfillment of the Unwind Condition if fulfilled during Unwind Period (as described below) and the filing of an amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware, substantially in the form of Exhibit B annexed hereto, PLEDGE will issue and deliver to the RTS Stockholder 150,000 shares of Series D Preferred Stock, par value $0.001 (the “Series D Preferred Shares”, together with the PLEDGE Common Shares, the “PLEDGE Shares”) that shall have the rights, preferences and designations as set forth in Exhibit B annexed hereto, including the right for the Series D Preferred Shares to vote an aggregate of 1,500,000,000 shares of common stock of PLEDGE.

1.2           Closing. The closing of the Share Exchange shall occur on that date hereof remotely via the exchange of documents and signatures ( the “Closing”). At the Closing, the RTS Stockholder shall deliver the RTS Shares to the Company and the Company shall deliver the Pledge Common Shares to the RTS Stockholder.

1.3           Effect of the Exchange. From and after the date hereof, subject to the provisions of Article IX below, the RTS Stockholder shall cease to have any rights with respect to the RTS Shares and the Company shall cease to have any rights with respect to the Pledge Common Shares. Simultaneously with the execution of this Agreement PLEDGE shall cause to be taken all action necessary to elect or appoint Christopher Headrick to serve as Chief Executive Officer and John Zotos to continue to serve as Secretary of PLEDGE and RTS shall take all action necessary to elect each of John Huemoeller, John Zotos and Christopher Headrick as the directors of RTS with John Huemoeller appointed as the Chairman of the Board of RTS, and to appoint Christopher Headrick to serve as Chief Executive Officer and John Zotos to serve as Secretary of RTS. After the Closing, the current directors of PLEDGE shall remain as the directors of PLEDGE with John Huemoeller remaining as the Chairman of the Board of PLEDGE,

1.4           Restrictions on Shares. Until the earlier of the expiration of the Unwind Period or the fulfillment of the Unwind Condition, subject to the provisions of Article IX below (i) Christopher Headrick shall not assign, pledge or transfer of any of the Pledge Common Shares and the Company shall not assign, pledge or transfer of any of the RTS Shares (ii) any distributions with respect to the Pledge Common Shares shall be made to Christopher Headrick and with respect to the RTS Shares shall be made to the Company and (iii) Christopher Headrick shall have the full power to vote and exercise all voting, consent and related rights (including, without limitation, all rights to provide instructions or directions as to the exercise of voting or consent rights) with respect to the Pledge Common Shares, subject to the following limitations and the Company shall have the full power to vote and exercise all voting, consent and related rights (including, without limitation, all rights to provide instructions or directions as to the exercise of voting or consent rights) with respect to the RTS Shares, subject to the following limitations: (a) no amendments may be made to any of the charter documents of either entity without approval of all of the members of the Board of Directors of such entity; (b) and no changes to the Board of Directors of either entity (including increases or removals other than for cause) may be made by an entity without approval of all of the members of the Board of Directors of such entity (c) effect or approve a merger, consolidation or acquisition of all or substantially all of the assets of such entity without approval of all of the members of the Board of Directors of such entity.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF RTS

RTS and the RTS Stockholder hereby jointly and severally represent and warrant to PLEDGE on the date hereof and on the issue date of the Series D Preferred Stock as follows:

2.1           Organization. RTS has been duly organized, validly exists as a corporation, and is in good standing under the laws of Tennessee, and has the requisite power and authority and all government licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties to carry on its business as now conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect. RTS does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise.

2.2           Capitalization. RTS 's authorized capital stock consists of 10,000 shares of Common Stock, no shares of Preferred Stock, of which (a) all 1,000 shares of Common Stock, shall be issued and outstanding immediately prior to the Closing, all of which shall have been issued to the RTS Stockholder and (b) no shares of Preferred Stock shall be issued and outstanding immediately prior to the Closing. All outstanding shares of capital stock of RTS are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. When transferred pursuant to this Agreement, the RTS Shares will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no other outstanding or authorized securities other than the RTS Shares including no options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which RTS is a party or which are binding upon RTS providing for the issuance by RTS or transfer by RTS of additional shares of RTS's capital stock and RTS has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue capital stock of RTS. There are no voting trusts or any other agreements or understandings with respect to the voting of RTS's capital stock. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of RTS having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters. There are no obligations of RTS to repurchase, redeem or otherwise acquire any shares of its capital stock as of the Closing. There are no outstanding contractual obligations, commitments, understandings or arrangements of RTS to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of RTS. There are no agreements or arrangements pursuant to which RTS is or could be required to register shares of RTS common stock or other securities under the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”) or other agreements or arrangements with or among any security holders of RTS with respect to securities of RTS.

2.3           Authority Relative to this Agreement. RTS has the requisite power and authority to enter into this Agreement, to consummate the transactions contemplated by this Agreement. and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by RTS and the consummation by RTS of the transactions contemplated hereby have been duly authorized and no other actions on the part of RTS are necessary to authorize this Agreement or the transactions contemplated hereby. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of the RTS Stockholder or RTS under, (i) RTS’s Articles of Incorporation, bylaws or other organizational or charter documents of RTS; (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession; franchise or license applicable to RTS, the RTS Stockholder or its properties or assets; or (iii) any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to RTS, the RTS Stockholder, its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to RTS or the RTS Stockholder, as applicable, or could not prevent, hinder or materially delay the ability of the RTS Stockholder to consummate the transactions contemplated by this Agreement.

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2.4           Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any United States court, administrative agency or commission, or other federal, state or local government or other governmental authority, agency, domestic or foreign (a “Governmental Entity”) or any other third party is required or necessary in connection with the execution and delivery of this Agreement by RTS or RTS Stockholders or for the consummation by RTS or the RTS Stockholder of the transactions contemplated by this Agreement.

2.5           Intellectual Property. RTS exclusively owns or possesses all legal, valid and enforceable rights to all RTS Intellectual Property (the “RTS Intellectual Property”), without any known conflict with, or infringement of, the rights of others. To RTS's knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by RTS violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. There are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the RTS Intellectual Property, nor is RTS bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person. RTS has not received any communications alleging that RTS has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, mask works or other proprietary rights or processes of any other person. To RTS's knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or persons it currently intends to hire) made prior to their employment by RTS, unless such inventions have been duly assigned to RTS at or prior to the Closing. Schedule 2.5 sets forth a list and description of the RTS Intellectual Property to be used or held for use by RTS, in the operation of its business, including, but not limited to (a) all issued patents and pending patent applications, registered marks, pending applications for registration of marks, unregistered marks, registered copyrights and the record owner, registration or application date, serial or registration number, and jurisdiction of such registration or application of each such item of RTS Intellectual Property; (b) all software developed by or for RTS; and (c) any software not exclusively owned by RTS and incorporated, embedded or bundled with any software listed in clause (b) above (except for commercially available software and so-called “shrink wrap” software licensed to RTS on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $10,000.

RTS has not received, and is not aware of, any written or oral notice of any reasonable basis for an allegation against RTS of any infringement, misappropriation, or violation by RTS of any rights of any third party with respect to any RTS Intellectual Property, and RTS is not aware of any reasonable basis for any claim challenging the ownership, use, validity or enforceability of any RTS Intellectual Property owned, used or held for use by RTS. The Company does not have any knowledge (a) of any third-party use of any Intellectual Property owned by or exclusively licensed to RTS; (b) that any third-party has a right to use any such RTS Intellectual Property; or (c) that any third party is infringing, misappropriating, or otherwise violating (or has infringed, misappropriated or violated) any such RTS Intellectual Property. RTS has no present or future known obligation or requirement to compensate any person with respect to the RTS Intellectual Property, whether by payment of royalties or not, whether by reason of the ownership, use, license, lease, sale or any commercial use or any disposition of the RTS Intellectual Property. None of the present of former employees of RTS owned directly or indirectly or have any other right or interest in the RTS Intellectual Property.

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RTS has not infringed, misappropriated or otherwise violated any RTS Intellectual Property rights of any third parties, and RTS is not aware of any infringement, misappropriation or violation of any third party rights which will occur as a result of the continued operation of RTS as presently operated and/or the consummation of the transaction contemplated by this Agreement.

Each employee and consultant has assigned to RTS all intellectual property rights he or she owns that are related to RTS's business as now conducted and as presently proposed to be conducted. For purposes of this Section 2.5, RTS shall be deemed to have knowledge a patent right if RTS has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

2.6           Disclosure. The representations and warranties and statements of fact made by RTS in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

2.7           Charter Documents. RTS has delivered or made available to PLEDGE a true and correct copy of the Articles of Incorporation and Bylaws of RTS, each as amended to date (collectively, the “RTS Charter Documents”), and each such instrument is in full force and effect. RTS is not in violation of any of the provisions of the RTS Charter Documents.

2.8           Financial Statements of RTS. RTS has received a copy of the unaudited financial statements of RTS for the nine months ended September 30, 2018 (the “RTS Financial Statements”). The RTS Financial Statements fairly present the financial condition of RTS at the dates indicated and its results of operations and cash flows for the periods then ended and, except as indicated therein, reflect all claims against, debts and liabilities of RTS, fixed or contingent, and of whatever nature.

(i)        Since September 30, 2018 (the “RTS Balance Sheet Date”), there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of RTS, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, act of God, public force or otherwise and no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operation or prospects, of RTS except in the ordinary course of business.

(ii)        Since the RTS Balance Sheet Date, RTS has not suffered any damage, destruction or loss of physical property (whether or not covered by insurance) affecting its condition (financial or otherwise) or operations (present or prospective), nor has RTS, except as disclosed in writing to PLEDGE, issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any capital stock or any other security of RTS and has not granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock of any other security of RTS or has incurred or agreed to incur any indebtedness for borrowed money.

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2.9           Absence of Certain Changes or Events. Since the RTS Balance Sheet Date, RTS has not conducted any business operations there is not and has not been any:

(i)         material adverse change with respect to RTS;

(ii)        event other than in the ordinary course of business;

(iii)       condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the RTS Stockholder to consummate the transactions contemplated by this Agreement;

(iv)       incurrence, assumption or guarantee by RTS of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices or as disclosed to PLEDGE in writing;

(v)        creation or other incurrence by RTS of any lien on any asset other than in the ordinary course consistent with past practices;

(vi)       transaction or commitment made, or any contract or agreement entered into, by RTS relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by RTS of any contract or other right, in either case, material to RTS, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

(vii)      labor dispute, other than routine, individual grievances, or, to the knowledge of RTS, any activity or proceeding by a labor union or representative thereof to organize any employees of RTS or any lockouts, strikes, slowdowns, work stoppages or threats by or with respect to such employees;

(viii)     payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

(ix)       write-offs or write-downs of any assets of RTS;

(x)        creation, termination or amendment of, or waiver of any right under, any material contract of RTS;

(xi)       damage, destruction or loss having, or reasonably expected to have, a material adverse effect on RTS;

(xii)      other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to RTS; or

(xiii)     agreement or commitment to do any of the foregoing.

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2.10         Undisclosed Liabilities.  Except as disclosed in the RTS Financial Statements, since the date of RTS Balance Sheet through the date hereof, RTS has no liabilities (whether or not of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP) which are, individually or in the aggregate, material to RTS, except for (i) liabilities shown on the RTS Balance Sheet; (ii) liabilities which have arisen in the ordinary course of business since the date of the RTS Balance Sheet; (iii) liabilities incurred pursuant to contracts and agreements in effect as of the date hereof; or (iv) liabilities incurred in connection with this Agreement or the transactions contemplated hereby.

2.11          Litigation; Labor Matters; Compliance with Laws.

(i)       There is no suit, action or proceeding or investigation pending or, to the knowledge of RTS, threatened against or affecting RTS or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to RTS or prevent, hinder or materially delay the ability of the RTS Stockholder to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against RTS having, or which, insofar as reasonably could be foreseen by RTS, in the future could have, any such effect.

(ii)        RTS is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to RTS.

(iii)        The conduct of the business of RTS complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

2.12        Material Agreement. Schedule 2.12 lists the following contracts and other agreements (“Material Agreements”) to which either RTS or the RTS Stockholder are a party: (a) any agreement (or group of related agreements) for the lease of real or personal property, including capital leases, to or from any person providing for annual lease payments in excess of $25,000; (b) any licensing agreement, or any agreement forming a partnership, strategic alliances, profit sharing or joint venture; (c) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money in excess of $25,000, or under which a security interest has been imposed on any of its assets, tangible or intangible; (d) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former officers and managers or any of the Company’s employees; (e) any employment or independent contractor agreement providing annual compensation in excess of $25,000 or providing post-termination or severance payments or benefits or that cannot be cancelled without more than 30 days notice; (f) any agreement with any current or former officer, director, shareholder or affiliate of RTS; (g) any agreements relating to the acquisition (by merger, purchase of stock or assets or otherwise) by RTS of any operating business or material assets or the capital stock of any other person; (h) any agreements for the sale of any of the assets of RTS, other than in the ordinary course of business; (i) any outstanding agreements of guaranty, surety or indemnification, direct or indirect, by RTS; (j) any royalty agreements, licenses or other agreements relating to RTS Intellectual Property (excluding licenses pertaining to “off-the-shelf” commercially available software used pursuant to shrink-wrap or click-through license agreements on reasonable terms for a license fee of no more than $10,000); and (k) any other agreement under which the consequences of a default or termination could reasonably be expected to have a material adverse effect on RTS. RTS has the rights, subject to receiving appropriate financing, to acquire the proposed ___ acre parcel of land in Bay Minette, Alabama on which it intends to construct a renewable fuel manufacturing facility located and to purchase of the equipment to be contained therein and the applicable technology.

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RTS is not, or has not, received any notice or has any knowledge that any other party is, in default in any respect under any RTS Material Agreement; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default.

2.13.        Taxes. (i) RTS has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions). All such Tax Returns are true, correct and complete in all respects. All Taxes due and owing by RTS have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). The unpaid Taxes of RTS did not, as of the RTS Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the RTS Financial Statements (rather than in any notes thereto). Since the RTS Balance Sheet Date, RTS has not incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice. As of the Closing Date, the unpaid Taxes of RTS will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of RTS.

(ii)        No material claim for unpaid Taxes has been made or become a lien against the property of RTS or is being asserted against RTS, and no extension of the statute of limitations on the assessment of any Taxes has been granted to RTS and is currently in effect.

(iii)        As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

2.14        Environmental Matters. RTS is in compliance with all Environmental Laws in all material respects. RTS holds all permits and authorizations required under applicable Environmental Laws, unless the failure to hold such permits and authorizations would not have a material adverse effect on the Company and is compliance with all terms, conditions and provisions of all such permits and authorizations in all material respects. No releases of Hazardous Materials have occurred at, from, in, to, on or under any real property currently or formerly owned, operated or leased by RTS or any predecessor thereof and no Hazardous Materials are present in, on, about or migrating to or from any such property which could result in any liability to RTS. RTS has not transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which could result in any liability to RTS. RTS has no liability, absolute or contingent, under any Environmental Law that if enforced or collected would have a material adverse effect on RTS. “Environmental Laws” means all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, and similar state laws. “Hazardous Material” means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, which in any event is regulated under any Environmental Law.

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2.15         Full Disclosure. All of the representations and warranties made by RTS in this Agreement, and all statements set forth in the certificates delivered by RTS at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by RTS pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to PLEDGE or its representatives by or on behalf of any of RTS or its affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

2.16.        Brokers’ and Finders’ Fees; Fees and Expenses. RTS has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE RTS STOCKHOLDER

The RTS Stockholder hereby y represents and warrants to PLEDGE on the date hereof and on the issue date of the Series D Preferred Stock as follows:

3.1           Ownership of the RTS Shares. The RTS Stockholder owns, beneficially and of record, valid and marketable title to the RTS Shares, free and clear of any and all security interests, liens, adverse claims, charges, pledges, restrictions, rights of first refusal or co-sale, encumbrances, equities, proxies, options, shareholders' agreements or exceptions to title of any kind. The RTS Stockholder represents that it has no right or claims whatsoever to any shares of RTS, other than the RTS Shares and does not have any options, warrants or any other instruments entitling such RTS Stockholder to exercise to purchase or convert into any equity of RTS. At the Closing, the RTS Stockholder will convey to PLEDGE good and marketable title to the RTS Shares, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders' agreements or restrictions.

3.2           Authority Relative to this Agreement. This Agreement has been duly and validly executed and delivered by the RTS Stockholder and constitutes a valid and binding agreement of the RTS Stockholder, enforceable against the RTS Stockholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

3.3           No Consents. No consent, approval, authorization, license, qualification, exemption or order of any court or governmental agency or body or third party is required for the execution of this Agreement by the RTS Stockholder or for the consummation by the RTS Stockholder of any of the transactions contemplated hereby.

3.4           Restricted Securities. The RTS Stockholder acknowledges that the PLEDGE Shares will not be registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities laws, that the PLEDGE Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the PLEDGE Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, the RTS Stockholder is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

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3.5           Disclosure of Information. The RTS Stockholder has had an opportunity to discuss PLEDGE’s business, management, financial affairs and the terms and conditions of the offering of the PLEDGE Shares with PLEDGE’s management and has had an opportunity to consult with his/her/its financial, legal and tax advisor(s) in connection with the transactions contemplated by this Agreement and has reviewed PLEDGE’s filings with the Securities and Exchange Commission. The RTS Stockholder further acknowledges that PLEDGE is currently a “shell corporation” with no active business operations. The foregoing, however, does not limit or modify the representations and warranties of PLEDGE in Article IV of this Agreement or the right of the RTS Stockholder to rely thereon.

3.6           No General Solicitation. Neither the RTS Stockholder, nor any of RTS’s officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the PLEDGE Shares.

3.7           Investment Risk. The RTS Stockholder is an accredited investor and able to bear the economic loss of his investment in the PLEDGE Shares. He has substantial experience in evaluating and investing in securities of companies similar to PLEDGE and acknowledges that it can protect its own interests. He has such knowledge and experience in financial and business matters so it is capable of evaluating the merits and risks of its investment in PLEDGE and is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the Securities and Exchange Commission under the Securities Act. The RTS Stockholder is able to bear the economic risk of acquiring the PLEDGE Shares pursuant to the terms of this Agreement, including a complete loss of such RTS Stockholder's investment in the PLEDGE Shares. The RTS Stockholder acknowledges that PLEDGE makes no representations or warranties concerning the merits of an investment in the PLEDGE Shares, and the RTS Stockholder understands and acknowledges that neither PLEDGE nor RTS makes any representations concerning the liquidity of the PLEDGE Shares or RTS Stockholder's ability to sell his PLEDGE Shares at a price he deems favorable. The RTS Stockholder will be acquiring the PLEDGE Shares for his own account and not with a view toward distribution of such shares.

3.8           Restrictive Legends. The RTS Stockholder acknowledges that the certificate(s) representing such RTS Stockholder’s pro rata portion of the PLEDGE Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

3.9           Disclosure. The representations and warranties and statements of fact made by the RTS Stockholder in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PLEDGE

PLEDGE hereby represents and warrants to RTS and the RTS Stockholder as of the date hereof and as of the date of issuance of the Series D Preferred Stock (unless otherwise indicated), as follows:

4.1           Organization. PLEDGE is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, and has the requisite corporate power to carry on its business as now conducted.

4.2           Capitalization. PLEDGE's authorized capital stock consists of 500,000,000 shares of Common Stock, of which 234,256,464 shares of Common Stock are issued outstanding; and 10,000,000 shares of Preferred Stock of which (i) 5,000,000 shares are designated as Series A-1 Preferred Stock (“Series A-1 Preferred”); 3,137,500 shares of Series A-1 Preferred were issued and none are outstanding, (ii) 500,000 shares are designated as Series B Preferred Stock; 40,000 shares of Series B Preferred are issued and outstanding, and (iii) 4,500,000 are designated as shares of Series C Preferred Stock; all of which have been issued and none of which are outstanding .. When issued pursuant to this Agreement, the PLEDGE Shares will be duly authorized, validly issued, fully-paid, non-assessable and free of preemptive rights.

4.3           Certain Corporate Matters. PLEDGE is licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of such properties or nature of such business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably be foreseen, in the future will not, have a material adverse effect. PLEDGE has delivered to RTS true, accurate and complete copies of its certificate or Certificate of Incorporation and bylaws of PLEDGE, which reflect all restatements of and amendments made thereto at any time prior to the date of the Closing.

4.4           Authority Relative to this Agreement. PLEDGE has the requisite power and authority to enter into this Agreement and carry out its or his obligations hereunder. The execution, delivery and performance of this Agreement by PLEDGE and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of PLEDGE, and no other actions on the part of PLEDGE are necessary to authorize this Agreement or the transactions contemplated hereby.

4.5           Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws and stockholder approval of the amendment to PLEDGE’s Certificate of Incorporation as contemplated and the filing of the amendment with the Secretary of State of the State of Delaware, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by PLEDGE of the transactions contemplated by this Agreement.

4.6           Disclosure. The representations and warranties and statements of fact made by PLEDGE in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

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ARTICLE V

COVENANTS

5.1.          Covenants.  From and after the date of this Agreement until the earlier of the expiration of the Unwind Period of the fullfillment of the Unwind Condition, RTS and PLEDGE covenants and agrees:

(a)            Ordinary Course. it shall conduct their businesses in the ordinary course of business consistent with past practice in all material respects.

(b)           Negative Covenants. it shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i)          Cause, permit or propose any amendments to its organizational documents; provided this covenant shall not apply to PLEDGE if the amendment relates to the authorization of the Series D Preferred Shares or is otherwise unanimously approved by its board of directors;

(ii)         Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(iii)        Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock;

(iv)        Issue, deliver, sell, authorize, pledge or otherwise encumber any of its shares of Common Stock, or any securities convertible into shares of Common Stock, or subscriptions, rights, warrants or options to acquire any shares of Common Stock or any securities convertible into shares of Common Stock, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights; provided this covenant shall not apply to PLEDGE if the issuance is unanimously approved by its board of directors;

(v)          Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or a portion of the assets of, or by any other manner, any business or any person or division thereof, or otherwise acquire or agree to acquire any assets or (B) otherwise make any capital expenditure, or commit to make any capital expenditure;

(vi)        Sell, lease, transfer, license, mortgage, pledge, permit to become subject to liens or otherwise dispose of any of its properties or assets;

(vii)       Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any of its debt securities, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person (other than of any wholly-owned Subsidiary of it); provided this covenant shall not apply to PLEDGE if the indebtedness is unanimously approved by its board of directors;

(viii)      Make any loans, advances or capital contributions to, or investments in, any other person;

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(ix)         (A) amend, modify or terminate, or waive, release or assign any rights under, any material contract, or (B) enter into any contract or agreement which, if in effect on the date hereof, would have been required to be disclosed as a material contract;

(x)          enter into any contract or agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or materially alter, amend or modify, or violate or terminate any of the terms of any lease;

(xi)         Commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation other than to enforce or preserve its rights under this Agreement;

(xii)        Except as required by GAAP, make any change in its methods or principles of accounting;

(xiii)       Make any Tax election, which elections will not, individually or in the aggregate, materially increase its Tax liability or Tax accounting method change, settle or compromise any material income Tax liability or consent to any extension or waiver of any limitation period with respect to any Tax;

(xiv)      Adopt or amend any employee benefit plan, policy or arrangement, or stock option plan, or enter into any employment contract or collective bargaining agreement, or pay any bonus or special remuneration (cash, equity or otherwise) to any director or employee (including rights to severance or indemnification) of its directors, officers, employees or consultants;

(xv)       Grant any severance or termination pay (cash, equity or otherwise) to any officer, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof;

(xvi)      Hire or terminate any employee, or increase or make any other change that would result in increased cost to it to the salary, wage rate, employment status, title or other compensation (including equity-based compensation) payable or to become payable by it.

(xvii)     Adopt a plan of complete or partial liquidation or dissolution, or commence or agree to commence any bankruptcy, voluntary liquidation, dissolution, winding up, examinership, insolvency or similar proceeding in respect of itself or any of its Subsidiaries; or

(xviii)    Make, commit, or agree in writing or otherwise to take, any of the actions described in each of the above clauses of this Section 5.1(b).

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1.          Preparation of the Form 8-K.  As promptly as practicable after the date hereof, PLEDGE and RTS shall cooperate and work together in good faith to prepare one or more Current Reports on Form 8-K under the Exchange Act (including any amendments thereof, the “Form 8-K”) as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for disclosure of the transactions contemplated hereby. Such Form 8-K shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. In addition, PLEDGE and RTS shall cooperate and work together in good faith to prepare one or more Current Reports on Form 8-K under the Exchange Act that will be filed immediately after the Closing and that will contain all information regarding PLEDGE and RTS and the transactions contemplated herein as would be required to be contained in a Registration Statement on Form 10, including the consent of RTS’s independent accountants as to the filing of RTS’s financial statements contained therein, to the extent applicable.

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ARTICLE VII

INDEMNIFICATION

7.1           RTS Indemnification. For a period of two (2) years after the Closing, RTS and the RTS Stockholder (each, an “Indemnifying Party” and together the “Indemnifying Parties”) agree, jointly and severally, to indemnify PLEDGE and each of their respective officers, directors, agents, successors and representatives (each, an “Indemnified Party” and collectively the “Indemnified Parties”) against any loss, liability, claim, damage or expense (including, but not limited to, any and all expenses whatsoever reasonably and actually incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) (each, a “Claim”) to which it or they may become subject arising out of or based on either (i) with respect to all Indemnifying Parties, any breach of or inaccuracy in any of his or its representations and warranties or covenants or conditions made in this Agreement; or (ii) with respect to RTS, any and all liabilities arising out of or in connection with: (A) any of the assets of RTS prior to the Closing; or (B) the operations of RTS prior to the Closing (the “PLEDGE Indemnification”); provided, however, that the foregoing indemnification will not apply to any Claims to the extent they are based upon or arise out of (x) any breach of this Agreement by any Indemnified Party, or (y) bad faith, gross negligence or willful misconduct on the part of any Indemnified Party or their representatives, agents and advisors. During the period of the PLEDGE Indemnification, if PLEDGE shall become reasonably aware of any Claim covered by this Section 7.1, and while such Claim is unresolved, PLEDGE shall have the right to issue stop transfer instructions to its transfer agent with respect to the PLEDGE Shares held by the Indemnifying Party. The parties specifically intend that the applicable statutes of limitations be superseded and replaced by the parties' agreement herein.

7.2           Indemnification Procedures. If any action shall be brought against any Indemnified Party in respect of which indemnity may be sought pursuant to this Agreement, such Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall have the right to assume the defense thereof with counsel of its own choosing. Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that the employment thereof has been specifically authorized by the Indemnifying Party in writing, the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party. The Indemnifying Party will not be liable to any Indemnified Party under this Article VII for any settlement by an Indemnified Party effected without the Indemnifying Party's prior written consent, which shall not be unreasonably withheld or delayed; or to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Indemnified Party's indemnification pursuant to this Article VII.

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ARTICLE VIII

{INTENTIONALLY

DELETED}

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ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1.          Termination. This Agreement may be terminated, nullified and unwound:

(a)             by either RTS or PLEDGE, if on or before the twelve month anniversary of the Closing Date (the “Unwind Period”), the RTS Stockholder shall not have delivered to PLEDGE evidence, in form and substance reasonably satisfactory to PLEDGE, a copy of a financial commitment from a reputable source for $3,000,000 to fund the construction of a renewable fuel manufacturing facility to be located in Bay Minette, Alabama, the purchase of the equipment to be contained therein and the applicable technology;

(b)             by a party, if prior to the expiration of the Unwind Period the other party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 9.1 or 9.2, as applicable, and is incapable of being cured by the breaching party or is not cured by the breaching party within 60 days following receipt of written notice from the non-breaching party of such breach or failure to perform.

9.2.          Effect of Termination.  In the event of termination of this Agreement by either party as provided in Section 9.1, this Agreement shall forthwith become null and void and have no effect, without any liability or obligation on the part of either party, other than the provisions which survive such termination, and except to the extent that such termination results from the knowing and intentional material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case such termination shall not relieve any party of any liability or damages resulting from its knowing and intentional material breach of this Agreement or fraud.

9.3           Unwind.  If this Agreement is unwound as contemplated above, the i) Pledge Common Shares shall be null and void and the RTS Stockholder will promptly return to the Company the stock certificates evidencing the Pledge Common Shares (ii) the Company shall return to the RTS Stockholder the stock certificates evidencing the RTS Shares, (iii) the Company shall have no obligation to issue the Series D Preferred Stock to the RTS Stockholder.

In addition, Christopher Headrick shall thereupon resign from all positions held with the Company and John Huemoeller and John Zotos shall thereupon resign from all positions held with RTS.

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ARTICLE X

GENERAL PROVISIONS

10.1        Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the party to whom the same is so delivered, sent or mailed at addresses set forth on the signature pages hereof (or at such other address for a party as shall be specified by like notice).

10.2        Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

10.3        Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

10.4        Separate Counsel. Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

10.5        Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

10.6        Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked manually executed document.

10.7        Parties In Interest. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto.

10.8        Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

10.9        Expenses. At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

[Remainder of Page Left Blank Intentionally, Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have executed this Share Exchange Agreement as of the date first written above.

PLEDGE PETROLEUM CORP.,
a Delaware corporation

By:	/s/ John Zotos

Name: John Zotos
Title: Chief Executive Officer

RENEWABLE TECHNOLOGY SOLUTIONS INC.,
a Tennessee corporation

By:	/s/ Christopher L. Headrick

Name: Christopher L. Headrick
Title: Chief Executive Officer

SIGNATURE PAGE OF RTS STOCKHOLDERS

RTS STOCKHOLDERS:
Christopher L. Headrick
(Name of RTS Stockholder)

/s/ Christopher L. Headrick
(Signature)

(Name of Authorized Representative, if applicable)

(Title of Authorized Representative, if applicable)

Address:

Email:

ACKNOWLEDGEMENT:

Pursuant to and subject to the provision found in Article 1.1(b), by signing below the Company affirms that it has received executed versions of the required documents from the above-named Stockholder, and confirms and acknowledges that the above-named Stockholder is eligible to participate in the Share Exchange at the applicable Closing, if any.

PLEDGE PETROLEUM CORP.

By:	/s/ John Zotos
Name: John Zotos
Title: Chief Executive Officer

EXHIBIT A

(Stockholder List of Renewable Technology Solutions, Inc.)

RTS.       10,000 shares

Christopher Headrick - 10,000 shares

EXHIBIT B

Form of Certificate of Amendment to Certificate of Incorporation and Certificate of Designation for Series D Preferred Stock

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

PLEDGE PETROLEUM CORP.

PLEDGE PETROLEUM CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

FIRST:  That ARTICLE FOURTH shall be amended by replacing the first paragraph thereof in its entirety as follows:

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is FIVE HUNDRED FIFTY MILLION (550,000,000) shares of Common Stock, par value $.001 per share (the “Common Stock”) and TEN MILLION ONE HUNDRED FIFTY THOUSAND (10,150,000) shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”).

SECOND: That the foregoing amendment was duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by _____________, its Chief Executive Officer, this ___day of ____, 2019.

PLEDGE PETROLEUM CORP

CERTIFICATE OF DESIGNATION

OF THE SERIES D PREFERRED STOCK

I, __________, Chief Executive Officers of Pledge Petroleum Corp, a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, hereby make this Certificate of Designation under the corporate seal of the Corporation and hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors duly adopted the following resolutions:

RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Company’s Certificate of Incorporation, as amended the Board hereby authorizes the designation of One Hundred Fifty Thousand (150,000) shares of a new series of preferred stock entitled Series D Preferred Stock (the “Series D Preferred Stock”), which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

RESOLVED, that each share of the Series D Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

Number of Shares. The number of shares constituting the Series D Preferred Stock shall be and the same is hereby fixed at 150,000.

Stated Value. The amount to be represented in stated value at all times for each share of the Series D Preferred Stock shall be its par value of $.001 per share.

Rank. The Series D Preferred Stock shall, with respect to rights on liquidation, rank equivalent to all classes of the common stock, $.001 par value per share (collectively, the "Common Stock" or "Common Shares"), of the Corporation.

Dividends. The holders of outstanding Series D Preferred Stock shall not be entitled to participate in any dividends declared on the Corporation’s common stock.

Redemption. Shares of Series D Preferred Stock may not be redeemed by the Corporation absent the unanimous consent of the holders thereof.

Voting Rights. The holders of the Series D Preferred Stock shall vote on all matters with the holders of the Common Stock (and not as a separate class) on a ten thousand votes per share (1,000:1) basis. The holders of the Series D Preferred Stock shall be entitled to receive all notices relating to voting as are required to be given to the holders of the Common Stock.

IN WITNESS WHEREOF, said Pledge Petroleum Corp. has caused this Certificate of Designation to be signed by its Chief Executive Officer this ____ day of ___________, 2019.

PLEDGE PETROLEUM CORP.

By:

SCHEDULE 2.12

Material Agreements

5% Promissory Note issued to John Huemueller Contract for Sale and Purchase of Real Estate dated December 13, 2018 by and between Stevens Automotive LLC as Seller and Renewable Technology Solutions, Inc., as Buyer.